Filed pursuant to Rule 433
Registration Statement No. 333-122616
March 3, 2006
Relating to preliminary pricing supplement
dated March 2, 2006
United Mexican States
Final Term-Sheet

Issuer		United Mexican States
Title		5.625% Global Notes due 2017
Issue currency		U.S. dollars
Ratings		Baa1/BBB/BBB
Issue size	US$	3,000,000,000
Maturity date		01/15/2017
Settlement date		03/10/2006
Coupon		5.625%
Re-offer price		99.121%
Optional Redemption		Make-Whole Call at Treasuries +15 bps (at any time from time to time prior to maturity, upon giving no less than 30 days notice)
Denominations		U.S. $2,000 and integral multiples thereof
Day count		30/360
Type		SEC Registered; Global
Listing		Euro MTF Market Luxembourg
Joint Bookrunners/Allocation		Goldman, Sachs & Co. (50%), Morgan Stanley & Co. Incorporated (50%)
CUSIP/ISIN		91086QAU2 / US91086QAU22
Interest payment dates		January 15 and July 15
Underwriting discount		0.20% (includes compensation of the managers for their roles as managers in connection with the offering of the notes and as dealer managers in connection with Mexico’s invitation for offers, dated February 23, 2006)
A preliminary pricing supplement of Mexico accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012306002510/y17432ee424b2.htm
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley & Co. Incorporated at 1-800-624-1808 or from outside the U.S. to 212-761-1864 (call collect).
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.